PROSPECTUS Dated May 5, 1999                      Pricing Supplement No. 10 to
PROSPECTUS SUPPLEMENT                     Registration Statement No. 333-75289
Dated May 6, 1999                                           Dated May 26, 1999
                                                                Rule 424(b)(3)


                        Morgan Stanley Dean Witter & Co.
                       GLOBAL MEDIUM-TERM NOTES, SERIES E
                      Senior Euro Fixed Rate Notes Due 2004

                                 -------------

      We may not redeem these Global Medium-Term Notes, Series E (Senior Euro Fixed Rate Notes Due 2004) prior to the maturity date other than under the circumstances described under "Description of Notes--Tax Redemption" in the accompanying prospectus supplement.

      We will issue the notes only in bearer form, which form is further described under "Description of Notes -- Forms of Notes" in the accompanying prospectus supplement. You may not exchange notes in bearer form at any time for notes in registered form.

      We describe the basic features of this type of note in the section called "Description of Notes -- Fixed Rate Notes" in the accompanying prospectus supplement, subject to and as modified by the provisions described below.

Principal Amount:        Euro 15,000,000

Maturity Date:           June 2, 2004

Settlement Date
  (Original Issue Date): June 2, 1999

Interest Accrual Date:   N/A

Issue Price:             100%

Specified Currency:      Euro

Redemption Percentage
  at Maturity:           100%, plus a Supplemental Redemption Amount, which may
                         be zero.  See "Other Provisions -- Supplemental
                         Redemption Amount" below.

Initial Redemption
  Percentage:            N/A

Annual Redemption
  Percentage Reduction:  N/A

Optional Repayment
  Date(s):               N/A

Interest Rate:           0.00% per year

Maximum Interest Rate:   N/A

Minimum Interest Rate:   N/A

Interest Payment Dates:  N/A

Interest Payment Period: N/A

Calculation Agent:       The Chase Manhattan Bank (London)

Determination Agent:     Morgan Stanley & Co. International Limited

Business Days:           New York, London, TARGET

Denominations:           Euro 100,000

Common Code:             9822976

ISIN:                    XS0098229767

Other Provisions:        See below


      Terms not defined above have the meanings given to such terms in the accompanying prospectus supplement.

                           MORGAN STANLEY DEAN WITTER



Supplemental
   Redemption
   Amount: (i) if the 15-Year Euro Swap Rate is more than twenty basis points greater than the 15-Year GBP Swap Rate, as determined by the Calculation Agent on the Determination Date, then the Supplemental Redemption Amount will be zero.

                (ii) if the 15-Year Euro Swap Rate is between twenty and ten basis points (inclusive) greater than the 15-Year GBP Swap Rate, as determined by the Calculation Agent on the Determination Date, then the Supplemental Redemption Amount will be the product of the principal amount of each note times the product of (a) 32% times (b)(1) the sum of 20 basis points and the difference between the 15-Year GBP Swap Rate and the 15-Year Euro Swap Rate, divided by (2) ten basis points.

                (iii) if the 15-Year Euro Swap Rate is less than ten basis points greater than the 15-Year GBP Swap Rate, as determined by the Calculation Agent on the Determination Date, then the Supplemental Redemption Amount will be the product of 32% times the principal amount of each note.

                (iv) in the event that the euro has been substituted for the sterling, the Supplemental Redemption Amount will be the product of 32% times the principal amount of each note.


15-Year GBP
   Swap Rate:   The 15-year GBP Swap Rate is the mid-market quotation of the
                GBP Reference Rate determined on the following basis:

                (i) the Determination Agent will request each of the five leading dealers in the market for interest rate swap transactions selected by the Determination Agent to provide its mid-market quotation of the GBP Reference Rate in respect of GBP for a period of 15 years at approximately 11:00 a.m. (London time) on the Determination Date;

                (ii) if at least three such quotations are provided, the
                     15-year GBP Swap Rate will be the arithmetic mean of such quotations determined on the following basis:

                     (a) the highest quotation and the lowest quotation will be disregarded;

                     (b) if two or more quotations are the highest quotation,
                         then only one of such highest quotations will be disregarded;

                     (c) if two or more quotations are the lowest quotation,
                         then only one of such lowest quotations will be disregarded;

                     (d) if all quotations are equal, then no such quotation
                         will be disregarded;

                     (e) if after disregarding quotations as provided above only one such quotation remains, then the 15-year GBP Swap Rate will equal such quotation; and

               (iii) if fewer than three quotations are provided to the
                     Determination Agent under sub-paragraph (a) above, the Determination Agent will request quotations from such additional leading dealers in such market as may be necessary to ensure that least three such quotations are provided, whereupon the 15-year GBP Swap Rate will be determined as described above.

15-Year Euro
   Swap Rate:   The 15-year Euro Swap Rate is the mid-market quotation of the
                Euro Reference Rate determined on the following basis:

                (i) the Determination Agent will request each of five leading dealers in the market for interest rate swap transactions selected by the Determination Agent to provide its mid-market quotation of the Euro Reference Rate in respect of euro for a period of 15 years at approximately 11:00 a.m. (London time) on the Determination Date;

                (ii) if at least three such quotations are provided, the
                     15-year Euro Swap Rate will be the arithmetic mean of such quotations determined on the following basis:

                     (a) the highest quotation and the lowest quotation will be disregarded;

                     (b) if two or more quotations are the highest quotation,
                         then only one of such highest quotations will be disregarded;

                     (c) if two or more quotations are the lowest quotation,
                         then only one of such lowest quotations will be disregarded;

                     (d) if all quotations are equal, then no such quotation
                         will be disregarded;

                     (e) if after disregarding quotations as provided above only one such quotation remains, then the 15-year Euro Swap Rate will equal such quotation; and

              (iii) if fewer than three quotations are provided to the Determination Agent under sub-paragraph (a) above, the Determination Agent will request quotations from such additional leading dealers in such market as may be necessary to ensure that at least three such quotations are provided, whereupon the 15-year Euro Swap Rate will be determined as described above.

GBP Reference Rate:  The semi-annual fixed rate of interest by reference to which amounts payable by one party to a customary interest rate swap transaction (that is, the fixed rate payer) are calculated, assuming that:

                 (i) the term of such swap transaction is such specified period beginning on the day which is the earliest day which is customary in the relevant market on or after the day the quote is made;

                (ii) the floating rate of interest by reference to which
                     amounts payable by the other party to such transaction (that is, the floating rate payer) are calculated is 6 month GBP LIBOR;

               (iii) all payments by the fixed rate payer are calculated on the basis of on Actual/365 day count fraction;

                (iv) all payments by the floating rate payer are calculated on the basis of on Actual/360 day count fraction in respect of such specified currency;

                 (v) all payments to be made pursuant to such transaction are to be made in GBP;

                (vi) the payment dates under the swap transaction are
                     semi-annual for the fixed rate payer and semi-annual for the floating rate payer; and

               (vii) the notional amount for such transaction is an amount that is representative for a single transaction in the relevant market at the relevant time.

Euro Reference Rate: The annual fixed rate of interest by reference to which amounts payable by one party to a customary interest rate swap transaction (that is, the fixed rate payer) are calculated, assuming that:

                 (i) the term of such swap transaction is such specified period beginning on the day which is the earliest day which is customary in the relevant market on or after the day the quote is made;

                (ii) the floating rate of interest by reference to which
                     amounts payable by the other party to such transaction (that is, the floating rate payer) are calculated is 6 month euro EURIBOR;

               (iii) all payments by the fixed rate payer are calculated on the basis of on Actual/365 day count fraction;

                (iv) all payments by the floating rate payer are calculated on the basis of on Actual/360 day count fraction in respect of such specified currency;

                 (v) all payments to be made pursuant to such transaction are to be made in euro;

                (vi) the payment dates under the swap transaction are annual for the fixed rate payer and semi-annual for the floating rate payer; and

               (vii) the notional amount for such transaction is an amount that is representative for a single transaction in the relevant market at the relevant time.

Determination Date:  Two Business Days prior to the Maturity Date